Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to: (1) the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of certain commercial real estate assets, related liabilities and notes receivable secured by real estate of CIM Income NAV, Inc. (the “Company”) in the Company’s Post-Effective Amendment No. 10 to its Registration Statement (the “Registration Statement”) on Form S-11 (Commission File No. 333-213271), the prospectus included therein (the “Prospectus”), and Prospectus Supplement No. 6 (the Prospectus Supplement) attached hereto; (2) the inclusion in footnote 5 on page 10 of the Prospectus Supplement of disclosure that the amounts presented in the “Operating Real Estate Properties” line items in the charts on page 9 of the Prospectus Supplement of $780,856,750 and $820,311,750 represent the sum of the estimated values of each of the Company’s operating real estate properties contained in the individual property appraisal reports provided by us to the Company’s fund accountant as of December 31, 2018 and September 30, 2018, respectively; and (3) the inclusion in footnote 8 on page 10 of the Prospectus Supplement of disclosure that the amounts presented in the “Outstanding Debt” line items in the charts on page 9 of the Prospectus Supplement of $344,228,651 and $354,997,621 represent the estimated values of the Company’s commercial real estate-related liabilities contained in the fair value analysis provided by us to the Company’s fund accountant as of December 31, 2018 and September 30, 2018, respectively.

/s/ CBRE, Inc.
CBRE, Inc.
April 16, 2019